Exhibit 10.2

REVOLVING PROMISSORY NOTE

$10,000,000.00	August 10, 2007

This Revolving Promissory Note evidences certain indebtedness of Borrower to Lender as contemplated in a certain Loan and Security Agreement between them of even date herewith (“Loan Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Loan Agreement.

FOR VALUE RECEIVED, Liberty Renewable Fuels, LLC, a Delaware limited liability company (“Borrower”), unconditionally promises to pay to the order of ICM, Inc., a Kansas corporation (“Lender”), at its principal offices located at 310 N. First Street, Colwich, Kansas 67030, the principal sum of Ten Million and 00/100 dollars ($10,000,000.00), or such lesser principal sum as may have been advanced hereunder, together with interest from the date hereof on the unpaid principal balance hereunder, computed daily, at the rate per annum equal to the Interest Rate (as the same may change from time to time) for each advancement of funds hereunder and under the Loan Agreement.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

The outstanding principal amount, together with all accrued but unpaid interest thereon, shall be due and payable on November 1, 2007 (“Maturity Date”).

From the date hereof until the Maturity Date, Borrower may borrow, repay without penalty or premium, and reborrow hereunder an aggregate principal amount at any one time outstanding up to but not to exceed the principal sum set forth above as provided in the Loan Agreement. If any payment is not paid within 10 days after the date when due, Borrower shall pay to Lender a late charge, for the purpose of defraying Lender’s expense in handling such late payment, in an amount equal to the lesser of $50.00 or .5% of the principal amount outstanding hereunder, together with interest at the Default Rate as set forth in Article 2.2 of the Loan Agreement.

This Note is secured by certain Collateral as more fully set forth in the Loan Agreement.

Borrower hereby: (i) waives presentment, demand, notice of protest and notice of nonpayment and any other notice required to be given under the law to Borrower in connection with the delivery, acceptance, performance, default or enforcement of this Note, or any endorsement or guaranty of this Note or of any document or instrument evidencing any security for payment of this Note; and (ii) consents to any and all delays, extensions, renewals or other modifications of this Note or waivers of any term hereof or release or discharge by Lender of any obligors or release, substitution or exchange of any security (including all or a portion of the Collateral) for the payment hereof or the failure to act on the part of Lender or any indulgence shown by Lender, from time to time and in one or more instances (without notice to or further assent from Borrower) and agrees that no such action, failure to act, or failure to exercise any right or remedy on the part of the Lender shall in any way affect or impair the obligations of Borrower or be construed as a waiver by Lender of, or otherwise affect, any of Lender’s rights under this Note, under any endorsement or guaranty of this Note, or under any document or instrument evidencing any security for the payment of this Note.

Upon the occurrence of any of the following events of default, this Note and any other obligation or liability of Borrower to the Lender shall, at the option of the Lender, become immediately due and payable: (i) default in the performance of any liability or obligation of Borrower or of any co-maker, endorser, guarantor or surety of any liability of Borrower to the Lender, including default in the payment of any part of the principal of or interest upon this Note as the same becomes due; or (ii) an Event of Default under the Loan Agreement, which Event of Default remains uncured within the allowed period (if any).

If any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or if any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then, and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions shall in no way be affected, prejudiced or disturbed hereby.

The Lender shall, to the extent allowable by law, be entitled to recover reasonable attorneys’ fees incurred in the enforcement and collection of this Note.

No provision of this Note shall require the payment or permit the collecting of interest in excess of the maximum rate permitted by applicable law; and, if any sum is collected in excess of the applicable maximum rate it shall be construed as a mutual mistake of Borrower and Lender and such excess sum shall be credited to principal or, if this Note has been repaid in full, refunded to Borrower.

This Note and the rights and obligations of the parties thereto shall be deemed lo be contracts under the laws of the State of Kansas and shall be governed by and construed and enforced in accordance with the laws of said State without reference to its conflict of laws rules. The parties agree that any legal proceeding based upon the provisions of this Note will be brought exclusively in either the United States District Court for the District of Kansas at Wichita, Kansas, or in the Eighteenth Judicial District Court, Sedgwick County, Kansas, to the exclusion of all other courts and tribunals. The parties hereby consent and agree to be subject to the jurisdiction (both personally and as to the subject matter) of the aforesaid courts in such proceedings.

This Note, the Loan Agreement and the Loan Documents constitute the entire agreement between the parties as to the subject matter hereof. There are no verbal understandings, agreements, representations or warranties which are not expressly set forth herein and therein. This Agreement expressly supersedes all prior agreements between the parties relating to the subject matter hereof. By execution hereof, the signor certifies that s/he has read this Agreement and that s/he is duly authorized to execute this Agreement in the capacity stated below.

This Note is executed as of the day and year first set forth above.

LIBERTY RENEWABLE FUELS, LLC

By:
David Skjaerlund – President & CEO

(“Borrower”)